Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-216102

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated August 8, 2017

Preliminary Prospectus Supplement

(To prospectus dated February 16, 2017)

Healthcare Realty Trust Incorporated

7,250,000 Shares of Common Stock

Healthcare Realty Trust Incorporated (“HR” or the “Company”) is offering 7,250,000 shares of its common stock, par value $0.01 per share, to be sold pursuant to this prospectus supplement and the accompanying prospectus. The Company’s common stock trades on the New York Stock Exchange (NYSE) under the symbol “HR.” On August 7, 2017, the last reported sales price of the Company’s shares as reported on the NYSE was $32.98 per share.

	Per share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the Company	$	$

The underwriters have an option to purchase, within 30 days from the date of this prospectus supplement, a maximum of 1,087,500 additional shares at the price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. If such option is exercised in full, the net proceeds to the Company after deducting estimated offering expenses will be $             million. Delivery of the shares of common stock will be made on or about August     , 2017.

Investing in the Company’s common stock involves risks and uncertainties. You should carefully read and consider the “Cautionary Note Regarding Forward-Looking Statements” and “Supplemental Risk Factors” beginning on pages S-2 and S-9, respectively, of this prospectus supplement, the “Special Note Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 2 and 4, respectively, of the accompanying prospectus and the “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

J.P. Morgan	Barclays

Goldman, Sachs & Co.

The date of this prospectus supplement is August     , 2017.

PROSPECTUS SUPPLEMENT

PROSPECTUS

About this Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement. The second part is the accompanying prospectus, which gives more general information about us and the securities we may offer, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference herein or therein, the information in this prospectus supplement shall control.

Neither the Company nor the underwriters have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any “free writing prospectus” the Company authorizes to be delivered to you. The Company takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any “free writing prospectus” is accurate as of any date other than the date of this prospectus supplement, the accompanying prospectus or any “free writing prospectus”, respectively, or that information contained in any document incorporated or deemed to be incorporated by reference is accurate as of any date other than the date of that document. The Company’s business, financial conditions, prospects and results of operations may have changed since those respective dates.

The distribution of this prospectus supplement and the accompanying prospectus in some jurisdictions may be restricted by law. The Company and the underwriters are offering to sell, and seeking offers to buy, shares only in jurisdictions where offers and sales are permitted. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Cautionary Note Regarding Forward-Looking Statements

This prospectus supplement, the accompanying prospectus and other materials the Company has filed or may file with the SEC, as well as information included in oral statements or other written statements made, or to be made, by senior management of the Company, contain, or will contain, disclosures which are “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “target,” “intend,” “plan,” “estimate,” “project,” “continue,” “should,” “could” and other comparable terms. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of risks and uncertainties that could significantly affect the Company’s current plans and expectations and future financial condition and results. Such risks and uncertainties include, among other things, the following:

•	the Atlanta Transaction (described beginning on page S-5 below) is subject to closing conditions outside the control of the Company and may not close or may not close on the terms described herein;

•	the expected benefits of the Atlanta Transaction may not be realized, which could have a negative impact on the market price of the Company’s common stock;

•	this offering may be dilutive, and there may be future dilution of the Company’s common stock;

•	the Company’s expected results may not be achieved;

•	the Company’s revenues depend on the ability of its tenants under its leases to generate sufficient income from their operations to make rent, loan and lease guaranty payments to the Company;

•	the Company may decide or may be required under purchase options to sell certain properties. The Company may not be able to reinvest the proceeds from sale at rates of return equal to the return received on the properties sold. Uncertain market conditions could result in the Company selling properties at unfavorable rates or at losses in the future;

•	owning real estate and indirect interests in real estate is subject to inherent risks;

•	the Company may incur impairment charges on its real estate properties or other assets;

•	if the Company is unable to promptly re-let its properties, if the rates upon such re-letting are significantly lower than the previous rates or if the Company is required to undertake significant expenditures to attract new tenants, then the Company’s business, financial condition and results of operations would be adversely affected;

•	certain of the Company’s properties are special purpose healthcare facilities and may not be easily adaptable to other uses;

•	the Company has, and may have more in the future, exposure to fixed rent escalators, which could lag behind inflation;

•	the Company’s real estate investments are illiquid and the Company may not be able to sell properties strategically targeted for disposition;

•	the Company is subject to risks associated with the development and redevelopment of properties;

•	the Company may make material acquisitions and undertake developments that may involve the expenditure of significant funds and may not perform in accordance with management’s expectations;

•	the Company is exposed to risks associated with geographic concentration;

•	many of the Company’s leases are dependent on the viability of associated health systems and revenue concentrations relating to these leases expose the Company to risks related to the financial condition of the associated health systems;

•	many of the Company’s properties are held under ground leases that contain provisions that may limit the Company’s ability to lease, sell, or finance these properties;

•	the Company may experience uninsured or underinsured losses related to casualty or liability;

•	the Company is subject to cyber security risks;

•	the Company has incurred significant debt obligations and may incur additional debt and increase leverage in the future;

•	covenants in the Company’s debt instruments limit its operational flexibility, and a breach of these covenants could materially affect the Company’s consolidated financial condition and results of operations;

•	a change to the Company’s current dividend payment may have an adverse effect on the market price of the Company’s common stock;

•	if lenders under the Company’s unsecured credit facility fail to meet their funding commitments, the Company’s operations and consolidated financial position would be negatively impacted;

•	the unavailability of equity and debt capital, volatility in the credit markets, increases in interest rates, or changes in the Company’s debt ratings could have an adverse effect on the Company’s ability to meet its debt payments, make dividend payments to stockholders or engage in acquisition and development activity;

•	the Company is exposed to increases in interest rates, which could adversely impact its ability to refinance existing debt, sell assets or engage in acquisition and development activity;

•	the Company may enter into swap agreements from time to time that may not effectively reduce its exposure to changes in interest rates;

•	if a healthcare tenant loses its licensure or certification, becomes unable to provide healthcare services, cannot meet its financial obligations to the Company or otherwise vacates a facility, the Company would have to obtain another tenant for the affected facility;

•	adverse trends in the healthcare service industry may negatively affect the Company’s lease revenues and the values of its investments;

•	if the Company fails to remain qualified as a real estate investment trust (“REIT”), the Company will be subject to significant adverse consequences, including adversely affecting the value of its common stock;

•	the Company’s Articles of Incorporation contain limits and restrictions on transferability of the Company’s common stock which may have adverse effects on the value of the Company’s common stock;

•	dividends payable by REITs do not qualify for the reduced tax rates available for some dividends;

•	complying with the REIT requirements may cause the Company to forego otherwise attractive opportunities;

•	qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code of 1986, as amended; and

•	new legislation or administrative or judicial action, in each instance potentially with retroactive effect, could make it more difficult or impossible for the Company to qualify as a REIT.

Other risks, uncertainties and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by the Company with the SEC, including Forms 8-K, 10-Q and 10-K (including those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016).

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus supplement and the accompanying prospectus or the Company’s filings and reports.

Summary

The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference into those documents, including the “Cautionary Note Regarding Forward-Looking Statements” and “Supplemental Risk Factors” sections beginning on pages S-2 and S-9, respectively, of this prospectus supplement, the “Special Note Regarding Forward-Looking Statements” and “Risk Factors” sections beginning on page 2 and 4, respectively, of the accompanying prospectus, and the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. This summary is not complete and does not contain all of the information you should consider when making your investment decision.

Unless the context otherwise requires, as used in this prospectus supplement and the accompanying prospectus, the terms “HR” and “the Company” include Healthcare Realty Trust Incorporated, its subsidiaries and other entities in which Healthcare Realty Trust Incorporated or its subsidiaries own an interest.

Additionally, unless otherwise expressly stated or the context otherwise requires, information in this prospectus supplement assumes that the option granted to the underwriters to purchase up to 1,087,500 additional shares from the Company has not been exercised.

About the Company

Healthcare Realty Trust Incorporated is a self-managed and self-administered real estate investment trust, or “REIT,” that integrates owning, leasing, managing, financing, developing and re-developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. The Company was incorporated in Maryland in 1992 and listed on the New York Stock Exchange in 1993.

The Company operates so as to qualify as a REIT for federal income tax purposes. As a REIT, the Company is not subject to corporate federal income tax with respect to taxable income distributed to its stockholders.

Business Strategy

The Company owns and operates healthcare properties that facilitate the delivery of care in primarily outpatient settings. To execute its strategy, the Company engages in a broad spectrum of integrated services including leasing, management, acquisition, financing, development and redevelopment of such properties. The Company seeks to generate stable, growing income and lower the long-term risk profile of its portfolio of properties by focusing on facilities located on or near the campuses of large, acute care hospitals associated with leading health systems. The Company seeks to reduce financial and operational risk by owning properties in diverse geographic locations with a broad tenant mix that includes over 30 physician specialties, as well as surgery, imaging, cancer and diagnostic centers.

Portfolio

As of June 30, 2017, the Company had investments of approximately $3.6 billion in 197 real estate properties located in 26 states totaling approximately 14.5 million square feet. The Company provided property management services to approximately 10.9 million square feet nationwide as of June 30, 2017. The following table details the Company’s owned properties by facility type as of June 30, 2017:

(Dollars and square feet in thousands)	Number of Properties	Gross Investment	Square Feet	Percentage of Square Feet
Medical office/outpatient	182	$3,255,074	13,450	92.90%
Inpatient	5	254,179	529	3.7%
Other	10	77,119	489	3.4%

Sub-Total	197	$3,586,372	14,468	100.0%

Land held for development	—	20,123
Corporate Property	—	5,589

Total	197	$3,612,084

Principal Executive Offices

The principal executive offices of Healthcare Realty Trust Incorporated are located at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. The telephone number of the executive offices is (615) 269-8175.

Recent Developments

Overview

On August 8, 2017, the Company entered into 15 separate purchase agreements and a master transaction agreement (together, the “Purchase Agreements”) with Meadows & Ohly, LLC and certain of its affiliated companies (“Meadows & Ohly”) to acquire 15 medical office buildings in the Atlanta, Georgia market (the “Atlanta Portfolio”) for an aggregate purchase price of $612.5 million (plus closing costs, due diligence costs, legal fees, and other transaction costs) (the “Atlanta Transaction”). The Atlanta Portfolio totals 1.3 million square feet, is 96% leased, and is expected to generate a cash yield of 4.9% in 2018.

Thirteen of the buildings, representing 86% of the total square feet in the portfolio, are multi-tenanted and located on the hospital campuses of three leading, investment grade, health systems: WellStar Health System; Piedmont Healthcare; and Gwinnett Medical Center. These health systems lease 60% of the square footage in the Atlanta Portfolio, in the aggregate. The two off-campus buildings are single-tenanted and are fully leased by affiliates of WellStar Health System and Piedmont Healthcare for remaining lease terms of 20 and 13 years, respectively. The Atlanta metropolitan statistical market is experiencing strong population and employment growth, driving demand for healthcare services. Management of the Company believes the properties are well-positioned to generate robust revenue and NOI growth.

Benefits of the Transaction

•	The Atlanta Portfolio represents a rare collection of properties that meet the Company’s investment criteria in that the properties are:

•	nearly all on-campus;

•	affiliated with three leading health systems; and

•	located in a fast-growing, top ten metropolitan statistical area.

•	The Company intends to work with Meadows & Ohly on future developments in Atlanta and throughout the Southeast.

•	The acquisition of the Atlanta Portfolio is expected to be accretive to 2018 FFO, additive to net asset value, and maintain the Company’s conservative leverage profile.

Summary of Terms and Conditions

Each of the 15 properties in the Atlanta Portfolio is held by a separate limited partnership in which Meadows & Ohly serves as the general partner. The Purchase Agreements contain customary representations, warranties, covenants, and conditions. The acquisition of these properties is subject to the satisfaction of certain conditions to closing, including without limitation, approval by a majority of the limited partners in each selling limited partnership and the waiver of rights of first offer in favor of the respective health system for 14 of the properties. If properties with a cumulative value equal to or greater than $300 million are removed from the transaction as a result of failure to obtain necessary partnership approval or exercise of rights of first offer, then the Company may terminate the Purchase Agreements for the Atlanta Transaction. Assuming the satisfaction or waiver of the conditions to closing, the properties are expected to be acquired in multiple closings during the third and fourth quarters of 2017.

The Atlanta Transaction is not subject to a financing contingency and this closing of the offering is not conditioned on the Atlanta Transaction. The Company expects to fund the Atlanta Transaction with the proceeds of this offering, in addition to borrowings under its unsecured credit facility due 2020 (the “Credit Facility”), and cash-on-hand. In addition, the Company may access the debt markets for a portion of the financing before or after the final closing of the Atlanta Transaction.

The Company will assume mortgages secured by seven of the properties with remaining balances equal to approximately $90.8 million in the aggregate and will incur prepayment costs of approximately $1.7 million in connection with the prepayment of two mortgages maturing in 2018. The Company will pay customary loan assumption fees to the lenders under the assumed mortgages. In addition, one of the 15 buildings is under construction and is expected to be completed in September 2017. The Company will provide interim mortgage financing of $67.0 million for this building and expects to purchase the building approximately 12 months from substantial completion. An additional $3.3 million will be paid by the Company at the time of purchase. The interest rate on the mortgage note will be 4.8%.

In connection with the purchase of the Atlanta Portfolio, the Company will enter into a 10-year agreement with Meadows & Ohly for the leasing and management of the properties. The management agreement will have a 5-year termination option. In addition, the Company will enter into management and leasing agreements with Meadows & Ohly for certain other assets owned by the Company. Under the management agreements, the Company will have a right of first offer to participate in any medical office acquisition or development initiated by Meadows & Ohly within a competitive distance of any property managed for the Company by Meadows & Ohly.

Meadows & Ohly was founded in 1972 and provides real estate management, leasing and development services to the healthcare industry. Meadows & Ohly specializes in outpatient centric medical office buildings and is recognized as one of the largest medical office developers and operators in the United States.

Please see the Current Report on Form 8-K filed August 8, 2017 for further description of the Atlanta Transaction. See also “Supplemental Risk Factors” beginning on page S-9.

The Offering

Issuer	Healthcare Realty Trust Incorporated

Common Stock Offered	7,250,000 shares

Common Stock Outstanding after the Offering	123,795,032 shares(1)

Use of Proceeds	We expect that the net proceeds of the offering will be approximately $ (or approximately $ million if the underwriters’ option to purchase additional shares is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds from this offering to fund a portion of the purchase price for the Atlanta Transaction; to repay amounts outstanding under the Credit Facility; and for general corporate purposes, including the acquisition and development of healthcare facilities and the repayment of other debt obligations. See “Summary—Recent Developments” above and “Use of Proceeds” below.

Conflicts of Interest	The underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with the Company and its affiliates, for which they have received and may in the future receive customary fees and commissions. Affiliates of the underwriters act as lenders and/or agents under the Company’s unsecured revolving credit facility and unsecured term loan and may receive a portion of the proceeds from this offering. For additional information, see “Underwriting—Conflicts of Interest.”

Dividends	The Company is currently paying dividends of $0.30 per quarter, or $1.20 per year, per share of common stock. On August 1, 2017, the Company declared a dividend of $0.30 per share of common stock for the quarter ended June 30, 2017. The dividend is payable on August 31, 2017 to shareholders of record on August 11, 2017. Investors in this offering will not receive the August 2017 dividend on any shares of common stock purchased in this offering.

NYSE Symbol	HR

Risk Factors	An investment in our common stock involves various risks and uncertainties. For information on the risks and uncertainties, see “Cautionary Note Regarding Forward-Looking Statements” and “Supplemental Risk Factors” in this prospectus supplement, “Special

(1)	The number of shares of the Company’s common stock outstanding after this offering is based on shares outstanding as of July 31, 2017, and excludes, as of July 31, 2017, 2,371,646 shares of common stock reserved for issuance under the Company’s 2015 Stock Incentive Plan, 422,414 shares of common stock reserved for issuance under the Company’s Dividend Reinvestment Plan, and 356,681 shares of common stock reserved for issuance under the Company’s 2000 Employee Stock Purchase Plan. This number also does not include 1,087,500 shares of common stock reserved for issuance in connection with the underwriters’ option to purchase additional shares. Unless specifically stated otherwise, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares of the Company’s common stock.

Note Regarding Forward-Looking Statements” and “Risk Factors” in the accompanying prospectus and “Risk Factors” under Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2016.

Restrictions on Ownership	Our common stock is subject to certain ownership and transfer restrictions in connection with our qualification as a REIT. For additional information, see “Description of Common Stock—Restrictions on Transfer” in the accompanying prospectus.

Transfer Agent	Wells Fargo, N.A., Shareowner Services is the transfer agent and registrar for the common stock.

Supplemental Risk Factors

Investing in the Company’s common stock involves risks. Before making an investment in the Company’s common stock, you should carefully consider, among other factors, the risks described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page S-2 of this prospectus supplement. Please also see “Special Note Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 2 and 4, respectively, of the accompanying prospectus and the risks described in the documents incorporated by reference, including those identified under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and in the Company’s other filings with the Securities and Exchange Commission (“SEC”). The risks described in this prospectus supplement and the accompanying prospectus are not the only ones faced by the Company. Additional risks not presently known or that the Company currently deems immaterial could also materially and adversely affect the Company’s financial condition, results of operations, business and prospects. You should consult your own financial and legal advisors as to the risks entailed by an investment in these shares and the suitability of investing in such shares in light of your particular circumstances. The Company’s business, financial condition and results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of the Company’s common stock could decline due to the materialization of any of these risks, and you may lose all or part of your investment.

The Atlanta Transaction is subject to closing conditions outside the control of the Company. The Company may not close the Atlanta Transaction or may not close the transaction on the terms described in this prospectus supplement.

The Atlanta Transaction is subject to closing conditions that may not be met. Fourteen of the properties are subject to rights of first offer in favor of the associated health systems. If a health system were to exercise its rights to purchase, properties could be excluded from the transaction. Further, if the sellers are unable to procure approval for the transaction from the limited partners in the various entities that own the properties, the Company would be unable to close on some or all of the properties. The Company expects to acquire the properties in the Atlanta Portfolio in multiple closings over a period beginning late in the third quarter of 2017 and ending in the fourth quarter of 2017, assuming that all of the conditions to closing are satisfied or waived. These conditions are beyond the control of the Company and there can be no assurances that the Company will be able to close on all or any part of the Atlanta Transaction within the anticipated timeline or at all. Further, certain conditions relate to specific properties and, accordingly, the Company may not be able to close on certain of the properties. The Company may acquire only a portion of the Atlanta Portfolio if conditions relating to certain properties are not satisfied. This offering is not conditioned on the closing of the Atlanta Transaction.

The expected benefits of the Atlanta Transaction may not be realized, which could have a negative impact on the market price of the Company’s common stock.

If the Company is unable to complete the Atlanta Transaction at the expected time or at currently anticipated costs, targeted capitalization rates, or targeted stabilized yields, or at all, the Company’s results of operations, and financial condition and the trading price of the Company’s common stock could be negatively impacted. While the Company expects the Atlanta Transaction to be accretive, the Company could experience unexpected costs or expenses, unplanned capital expenditures, or unforeseen difficulties regarding leasing or management with respect to the Atlanta Portfolio. As a result of the foregoing, there can be no assurances that the Atlanta Transaction will be accretive to the Company in the near term or at all. If the Atlanta Transaction does not occur, this offering may be dilutive.

This offering may be dilutive, and there may be future dilution of the Company’s common stock.

Giving effect to the potential issuance of common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds, this offering may have a dilutive effect on the Company’s expected earnings per share and funds from operations per share. The actual amount of such dilution cannot be determined at this time and will be based on numerous factors. Additionally, subject to the 45-day lock-up restrictions described in “Underwriting,” the Company is not restricted from issuing additional shares of its common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities in the future. The market price of the Company’s common stock could decline as a result of sales of a large number of shares of its common stock in the market after this offering or the perception that such sales could occur.

Use of Proceeds

The net proceeds from this offering will be approximately $             million (or approximately $             million if the underwriters’ option to purchase additional shares is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds from this offering to fund a portion of the purchase price for the Atlanta Transaction; to repay amounts outstanding under the Credit Facility; and for general corporate purposes, including the acquisition and development of healthcare facilities and the repayment of other debt obligations. Pending such investments, the Company will apply the net proceeds to outstanding indebtedness under the Credit Facility or invest in readily marketable securities. There was $40.0 million outstanding under the Credit Facility as of August 3, 2017.

The balance on the Credit Facility fluctuates routinely in the ordinary course of the Company’s business. Loans outstanding under the Credit Facility (other than swing line loans and competitive bid advances) bear interest at a rate equal to LIBOR plus a margin ranging from 0.83% to 1.55% (1.00% as of August 3, 2017) based on the Company’s unsecured debt ratings. In addition, the Company pays a facility fee per annum on the aggregate amount of commitments that ranges from 0.13% to 0.30% (0.20% as of August 3, 2017) based on the Company’s unsecured debt ratings.

Affiliates of J.P. Morgan Securities LLC, Barclays Capital Inc., and Goldman, Sachs & Co. are lenders under the Credit Facility and therefore will receive a portion of the net proceeds from this offering used to repay outstanding amounts on the Credit Facility. See “Underwriting—Conflicts of Interest.”

Underwriting

J.P. Morgan Securities LLC and Barclays Capital Inc. are acting as joint book-running managers and Goldman Sachs & Co. LLC is acting as an additional joint book-running manager for this offering. Subject to the terms and conditions of the underwriting agreement among the Company and the underwriters, the Company has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the Company, the number of shares of common stock listed in the following table opposite the underwriter’s name:

Name	Number of Shares
J.P. Morgan Securities LLC
Barclays Capital Inc.
Goldman Sachs & Co. LLC

Total:	7,250,000

The underwriting agreement provides that the obligations of the underwriters, severally and not jointly, to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters are committed to take and pay for all of the shares of common stock offered by this prospectus supplement, other than those covered by the option described below, if any of those shares are purchased.

The Company has agreed to indemnify the underwriters and their respective controlling persons against specified liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”) or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Underwriting Discounts and Commissions

The underwriting discount per share is equal to the public offering price per share of common stock less the amount paid by the underwriters to the Company per share of common stock. The underwriting discount is     % of the public offering price. The Company has agreed to pay the underwriters the following discount, assuming either no exercise or full exercise by the underwriters of the underwriters’ option:

Underwriting discounts and commissions	Without Option	With Option
Per share	$	$
Total	$	$

The underwriters have an option to buy up to 1,087,500 additional shares of common stock from the Company. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. Any shares issued and sold under this option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

The Company has been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $             per share under the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The Company’s common stock is traded on the New York Stock Exchange under the symbol “HR.”

The Company estimates that the total expenses of the offering, including registration, filing, listing and printing fees and legal, accounting and miscellaneous expenses, but excluding the underwriting discounts, will be approximately $250,000 and are payable by the Company.

The Company has agreed, that, except for common stock issued in this offering and subject to certain additional exceptions, it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act, relating to, any shares of its common stock or securities convertible into or exchangeable or exercisable for any shares of its common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc. for a period of 45 days after the date of this prospectus supplement. J.P. Morgan Securities LLC and Barclays Capital Inc., in their sole discretion, may waive this lock-up agreement at any time without notice.

Certain of the Company’s directors and executive officers have also agreed that, subject to certain exceptions, such persons will not, without the prior written consent of J.P. Morgan Securities LLC and Barclays Capital Inc., offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or warrants to purchase common stock, for a period of 45 days after the date of this prospectus supplement.

A prospectus supplement in electronic format may be made available on Internet websites maintained by the underwriters of this offering. Other than the prospectus supplement in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by the underwriters is not part of the prospectus supplement or the registration statement of which the prospectus supplement forms a part.

Price Stabilization and Short Positions

In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through their option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised the Company that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Conflicts of Interest

The underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with the Company and its affiliates, for which they have received and may continue to receive customary fees and commissions. Affiliates of certain of the underwriters act as lenders and/or agents under the Credit Facility and may receive a portion of the proceeds from this offering. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of the Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The net proceeds from this offering are intended to be used to fund a portion of the Atlanta Transaction, to repay amounts outstanding under the Credit Facility and for general corporate purposes, including the acquisition and development of healthcare facilities and the repayment of other debt obligations. The Company anticipates that more than 5% of the net proceeds of this offering may be used to reduce outstanding indebtedness under the Credit Facility. An affiliate of J.P. Morgan Securities LLC is a joint lead arranger, joint book runner and syndication agent under the Credit Facility. In addition, affiliates of Barclays Capital Inc. and Goldman Sachs & Co. LLC are lenders under the Credit Facility. Nonetheless, in accordance with FINRA Rule 5121(f), the appointment of a qualified independent underwriter is not necessary in connection with this offering because, among other things, the Company is a real estate investment trust.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the shares in any jurisdiction where action for that purpose is required. Accordingly, the shares of common stock may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell shares of common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

Notice to Prospective Investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus

Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

(A) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(B) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

(C) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the subscribers has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for, the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This document and the accompanying prospectus are being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons in the United Kingdom who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to the shares of common stock which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus (the “Shares”) do not constitute an issue prospectus pursuant to Article 652a and/or 115b of the Swiss Code of Obligations. The Shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

The Shares may be offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors may be individually approached by the issuer from time to time.

This document as well as any other material relating to the Shares is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without the express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. It is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement or the accompanying prospectus, you should consult an authorized financial adviser.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.

571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement and the accompanying prospectus have not been registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”). The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common shares has been or will be lodged with the Australian

Securities & Investments Commission (“ASIC”). This document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, and does not purport to include the information required for a prospectus, products disclosure statement or other disclosure document under the Corporations Act. This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance;

(v) otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under the Chapter 6D of the Corporations Act; and

(b) you warrant and agree that you will not offer any of the common shares for resale in Australia within 12 months of that common shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on these matters.

Legal Matters

The validity of the shares offered by this prospectus supplement and certain matters of United States federal income tax law will be passed upon for the Company by Waller Lansden Dortch & Davis, LLP, Nashville, Tennessee. Bryan Cave LLP, St. Louis, Missouri, is acting as counsel for the underwriters in connection with this offering.

Experts

The financial statements and schedules as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on authority of said firm as experts in auditing and accounting.

The Combined Historical Statements of Revenues and Certain Direct Operating Expenses of the Atlanta Portfolio for the year ended December 31, 2016, appearing in Item 9.01 in the Form 8-K filed by the Company with the SEC on August 8, 2017, has been incorporated by reference in this prospectus supplement in reliance upon the report of BDO USA, LLP, independent auditors, incorporated by reference herein, given on authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents the Company files at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549 and at regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of public reference rooms. The Company’s SEC filings are also available to the public at the SEC’s website at www.sec.gov. In addition, the Company’s stock is listed for trading on the NYSE. You can inspect the Company’s reports, proxy statements and other information at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The Company makes available free of charge through its website, which you can find at www.healthcarerealty.com, the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q,

current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC. Information on the Company’s website shall not be deemed to be a part of the prospectus supplement or the accompanying prospectus.

Incorporation of Certain Information by Reference

The SEC allows the Company to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that the Company can disclose important information to you by referring you to another document that the Company has filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that the Company files with the SEC after the date of this prospectus supplement will automatically modify and supersede the information included or incorporated by reference into this prospectus supplement and the accompanying prospectus to the extent that the subsequently filed information modifies or supersedes the existing information.

The following documents are incorporated by reference (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934, as amended, in accordance with the Securities Exchange Act of 1934, as amended, and applicable SEC rules):

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 15, 2017;

•	The Company’s Definitive Proxy Statement for the 2017 Annual Meeting of Stockholders, filed with the SEC on March 21, 2017;

•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 filed with the SEC on May 3, 2017;

•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 filed with the SEC on August 2, 2017;

•	The Company’s Current Reports on Form 8-K filed on February 17, 2017, May 5, 2017, and August 8, 2017;

•	Any future filings the Company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities offered by this prospectus supplement and the accompanying prospectus are sold or the offering is otherwise terminated; and

•	The description of the Company’s common stock in its Registration Statement on Form 8-A, dated April 8, 1993, and any other amendment or report filed for the purpose of updating such description.

You may request a copy of any of these filings at no cost by writing to or telephoning the Company at the following address and telephone number:

Healthcare Realty Trust Incorporated

3310 West End Avenue, Suite 700

Nashville, Tennessee 37203

Corporate Communications

(615) 269-8175

Communications@healthcarerealty.com

PROSPECTUS

Common Stock

Common Stock Warrants

Preferred Stock

Debt Securities

Healthcare Realty Trust Incorporated may offer from time to time, in one or more classes or series, the following:

•	Shares of common stock;

•	Warrants to purchase shares of common stock;

•	Shares of preferred stock;

•	Debt securities, which may be either senior debt securities or subordinated debt securities, in each case consisting of notes or other evidence of indebtedness; or

•	Any combination of these securities, individually or as units.

We will offer such securities on terms determined at the time such securities are offered. We may offer our common stock and warrants, preferred stock and debt securities separately or together, in separate classes or series, in amounts, at prices and on terms set forth in an applicable prospectus supplement to this prospectus. In addition, selling stockholders to be named in a prospectus supplement may offer and sell shares of our common stock from time to time in such amounts as set forth in a prospectus supplement. The applicable prospectus supplement will also contain information, where applicable, about certain federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement.

The securities may be offered and sold directly to investors through agents designated from time to time by them or us, or to or through underwriters or dealers, or through a combination of these methods. We reserve the sole right to accept and, together with our agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly by investors or through agents, dealers or underwriters. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See “PLAN OF DISTRIBUTION.” Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement. No securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is listed on the New York Stock Exchange under the symbol “HR.” On February 15, 2017, the last reported sale price of our common stock was $30.40 per share.

Investing in our securities involves risks and uncertainties. You should carefully review the discussion under the heading “RISK FACTORS ” on page 4 regarding information included and incorporated by reference in this prospectus and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 16, 2017

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the automatic shelf registration process, we may, over time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and/or a free writing prospectus may also add to or update other information contained in this prospectus. See “PLAN OF DISTRIBUTION” on page 26 of this prospectus. The prospectus supplement may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION” and “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 27 of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus or any other documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. We are not making an offer to sell, or a solicitation of an offer to purchase, these securities in any jurisdiction where the offer or sale is not permitted.

Unless the context otherwise requires, as used in this prospectus, the terms “HR,” “Healthcare Realty,” “the Company,” “we,” “us,” and “our” include Healthcare Realty Trust Incorporated, its subsidiaries and other entities in which Healthcare Realty Trust Incorporated or its subsidiaries own an interest.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “target,” “plan,” “estimate,” “project,” “continue,” “should,” “could” and other comparable terms. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of risks and uncertainties, including those set forth below, which could significantly affect the Company’s current plans and expectations and future financial condition and results.

While it is not possible to identify all of these factors, the Company continues to face many risks and uncertainties that could cause actual results to differ from those forward-looking statements, including:

•	The Company’s expected results may not be achieved;

•	The Company’s revenues depend on the ability of its tenants under its leases to generate sufficient income from their operations to make rent, loan and lease guaranty payments to the Company;

•	The Company may decide or may be required under purchase options to sell certain properties. The Company may not be able to reinvest the proceeds from sale at rates of return equal to the return received on the properties sold. Uncertain market conditions could result in the Company selling properties at unfavorable rates or at losses in the future;

•	Owning real estate and indirect interests in real estate is subject to inherent risks;

•	The Company may incur impairment charges on its real estate properties or other assets;

•	If the Company is unable to promptly re-let its properties, if the rates upon such re-letting are significantly lower than the previous rates or if the Company is required to undertake significant expenditures to attract new tenants, then the Company’s business, financial condition and results of operations would be adversely affected;

•	Certain of the Company’s properties are special purpose healthcare facilities and may not be easily adaptable to other uses;

•	The Company has, and may have more in the future, exposure to fixed rent escalators, which could lag behind inflation;

•	The Company’s real estate investments are illiquid and the Company may not be able to sell properties strategically targeted for disposition;

•	The Company is subject to risks associated with the development and redevelopment of properties;

•	The Company may make material acquisitions and undertake developments that may involve the expenditure of significant funds and may not perform in accordance with management’s expectations;

•	The Company is exposed to risks associated with geographic concentration;

•	Many of the Company’s leases are dependent on the viability of associated health systems and revenue concentrations relating to these leases expose the Company to risks related to the financial condition of the associated health systems.

•	Many of the Company’s properties are held under ground leases that contain provisions that may limit the Company’s ability to lease, sell, or finance these properties;

•	The Company may experience uninsured or underinsured losses related to casualty or liability;

•	The Company is subject to cyber security risks;

•	The Company has incurred significant debt obligations and may incur additional debt and increase leverage in the future;

•	Covenants in the Company’s debt instruments limit its operational flexibility, and a breach of these covenants could materially affect the Company’s consolidated financial condition and results of operations;

•	A change to the Company’s current dividend payment may have an adverse effect on the market price of the Company’s common stock;

•	If lenders under the Company’s unsecured credit facility fail to meet their funding commitments, the Company’s operations and consolidated financial position would be negatively impacted;

•	The unavailability of equity and debt capital, volatility in the credit markets, increases in interest rates, or changes in the Company’s debt ratings could have an adverse effect on the Company’s ability to meet its debt payments, make dividend payments to stockholders or engage in acquisition and development activity;

•	The Company is exposed to increases in interest rates, which could adversely impact its ability to refinance existing debt, sell assets or engage in acquisition and development activity;

•	The Company may enter into swap agreements from time to time that may not effectively reduce its exposure to changes in interest rates;

•	If a healthcare tenant loses its licensure or certification, becomes unable to provide healthcare services, cannot meet its financial obligations to the Company or otherwise vacates a facility, the Company would have to obtain another tenant for the affected facility;

•	Adverse trends in the healthcare service industry may negatively affect the Company’s lease revenues and the values of its investments;

•	If the Company fails to remain qualified as a real estate investment trust (“REIT”), the Company will be subject to significant adverse consequences, including adversely affecting the value of its common stock;

•	The Company’s Articles of Incorporation contain limits and restrictions on transferability of the Company’s common stock which may have adverse effects on the value of the Company’s common stock;

•	Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends;

•	Complying with the REIT requirements may cause the Company to forego otherwise attractive opportunities;

•	Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	New legislation or administrative or judicial action, in each instance potentially with retroactive effect, could make it more difficult or impossible for the Company to qualify as a REIT.

We caution you that the factors listed above, as well as the risk factors included or incorporated by reference in this prospectus or any prospectus supplement, may not be exhaustive. The Company operates in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict such new risk factors, nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied by any forward-looking statements.

All forward-looking statements attributable to the Company or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. The Company undertakes no obligation to publicly update or revise forward-looking statements, which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by applicable securities laws. Stockholders and investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information included and incorporated by reference in this prospectus, including “Item 1A Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, you should carefully review the risk factors and other information included and incorporated by reference in the applicable prospectus supplement when determining whether or not to purchase the securities offered under this prospectus and the applicable prospectus supplement.

THE COMPANY

Healthcare Realty was incorporated in Maryland in 1992 and is a self-managed and self-administered REIT that owns, leases, manages, acquires, finances, develops, and redevelops income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States.

We were formed as an independent, unaffiliated healthcare REIT. We believe that we have a strategic advantage in providing our services to a more diverse group of healthcare providers because we are not affiliated with any of our clients and do not expect to become affiliated with potential clients. We also believe that our strategic focus on the outpatient service and medical office segments of the healthcare industry allows us to take advantage of the continued shift in healthcare services toward outpatient settings.

We operate so as to qualify as a REIT for federal income tax purposes. As a REIT, we are not subject to corporate federal income tax with respect to that portion of our ordinary income or capital gain that is currently distributed to our stockholders, provided that we distribute at least 90% of our taxable income to stockholders.

Our principal executive offices are located at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203, and our telephone number is (615) 269-8175.

SELLING STOCKHOLDERS

We may register shares of common stock covered by this prospectus for re-offers and resales by any selling stockholders named in a prospectus supplement. Selling stockholders may resell all, a portion or none of their shares at any time and from time to time. Selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders. We will file a prospectus supplement naming the selling stockholder(s), the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by the selling stockholder(s).

USE OF PROCEEDS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include the repayment of indebtedness and investment in healthcare related properties.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated. The Company had no preferred stock outstanding during the years presented.

	2012		2013		2014	2015	2016
Ratio of earnings to fixed charges (1)	0.93x	(2)	0.82x	(3)	1.46x	1.87x	2.40x

(1)	The years ended December 31, 2012 and 2013 have been restated to conform to the December 31, 2014 presentation. For the purpose of calculating the ratio of earnings to fixed charges, net income (loss) from continuing operations has been added to fixed charges, net of capitalized interest, and that sum has been divided by such fixed charges. Fixed charges consist of interest expense, which includes amortization of debt issue cost, plus one-third (the proportion deemed to be representative of the interest factor) of rent expense and capitalized interest. This fixed charge ratio, calculated in accordance with Item 503 of Regulation S-K, includes only income (loss) from continuing operations, which is reduced by depreciation and amortization and the operating results of properties currently classified as held for sale, as well as other income (loss) from discontinued operations.
(2)	For the year ended December 31, 2012, earnings from continuing operations were insufficient to cover fixed charges by approximately $5.9 million.
(3)	For the year ended December 31, 2013, earnings from continuing operations were insufficient to cover fixed charges by approximately $13.3 million.

GENERAL DESCRIPTION OF SECURITIES THE COMPANY MAY SELL

We, directly or through agents, dealers or underwriters that we may designate, may offer and sell, from time to time, an unspecified amount of:

•	Shares of our common stock;

•	Warrants to purchase shares of our common stock;

•	Shares of our preferred stock; or

•	Our debt securities, which may be either senior debt securities or subordinated debt securities.

We may offer and sell these securities either individually or as units consisting of one or more of these securities, each on terms to be determined at the time of the offering. We may issue debt securities and/or preferred stock that are exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be delivered with this prospectus, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF COMMON STOCK

We are authorized to issue an aggregate of 200,000,000 shares of capital stock, which may include 150,000,000 shares of common stock and 50,000,000 shares of preferred stock. The following description of our common stock sets forth the general terms and provisions of the common stock to which any prospectus supplement may relate, including a prospectus supplement providing that common stock will be issuable upon conversion of debt securities or preferred stock or upon the exercise of common stock warrants. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company’s charter and bylaws.

Holders of our common stock are entitled to receive such dividends as the board of directors may declare out of funds legally available for the payment of dividends. Upon issuance, the shares of common stock will be fully paid and nonassessable and have no preferences or conversion, exchange or preemptive rights. In the event of any liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in any of our assets remaining after the satisfaction of all obligations and liabilities and after required distributions to holders of preferred stock, if any. The common stock is subject to restrictions on transfer under certain circumstances described under “Restrictions on Transfer” below. Each share is entitled to one vote on all matters voted upon by the stockholders. Holders of shares of our common stock have no cumulative voting rights.

Transfer Agent and Exchange Listing

Wells Fargo Bank, National Association is the transfer agent and registrar for our common stock. Our common stock is listed on the New York Stock Exchange under the symbol HR.

Restrictions on Transfer

For us to qualify as a REIT under the Code:

1.	Not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly (after application of certain attribution rules), by five or fewer individuals at any time during the last half of our taxable year; and

2.	Our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

In order to ensure that requirement (1) above is satisfied, the board of directors has the power to refuse to transfer shares of our capital stock to any person whose acquisition of such shares would result in the direct or indirect ownership of more than 9.9% in value of the outstanding capital stock.

In connection with the foregoing, if the board of directors, at any time and in good faith, believes that direct or indirect ownership (as determined under applicable federal tax attribution rules) in excess of this ownership limit has or may become concentrated in the hands of one beneficial owner, the board of directors has the power to refuse to transfer or issue these excess shares to a person whose acquisition of such excess shares would cause a beneficial holder to exceed the ownership limit. Further, any transfer of excess shares that would cause a beneficial owner to hold shares of capital stock in excess of the ownership limit shall be deemed void, and the intended transferee shall be deemed never to have had an interest therein.

If at any time there is a transfer in violation of these restrictions, the excess shares shall be deemed to have been transferred to the Company, as trustee for the benefit of such persons to whom the excess shares are later transferred. Subject to our right to purchase the excess shares, the interest in the trust representing the excess shares shall be freely transferable by the intended transferee at a price that does not exceed the price paid by the intended transferee of the excess shares. Excess shares do not have voting rights, and will not be considered for the purpose of any stockholder vote or determining a quorum, but will continue to be reflected as issued and outstanding stock. We will not pay dividends with respect to excess shares. We may purchase excess shares for the lesser of the amount paid for the excess shares by the intended transferee or the market price. The market price for any stock so purchased shall be equal to the fair market value of such shares reflected in:

•	The closing sales price for the stock, if then listed on a national securities exchange;

•	The average closing sales price of such stock, if then listed on more than one national securities exchange; or

•	If the stock is not then listed on a national securities exchange, the latest bid quotation for the stock if then traded over-the-counter, as of the day immediately preceding the date on which notices of such purchase are sent by us.

If no such closing sales prices or quotations are available, the purchase price shall equal the net asset value of such stock as determined by the board of directors in accordance with applicable law.

All certificates representing shares of our common stock bear a legend referring to the restrictions described above. These restrictions may have the effect of preventing an acquisition of control of us by a third party.

Business Combinations

Under Maryland law, some “business combinations” (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock (an “interested stockholder”) must be: (1) recommended by the corporation’s board of directors; and (2) approved by the affirmative vote of at least (a) 80% of the corporation’s outstanding shares entitled to vote and (b) two-thirds of the outstanding shares entitled to vote which are not held by the interested stockholder with whom the business combination is to be effected, unless, among other things, the corporation’s common stockholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for his or her shares. In addition, an interested stockholder or any affiliate thereof may not engage in a business combination with the corporation for a period of five years following the date he or she becomes an interested stockholder. These provisions of Maryland law do not apply, however, to business combinations that are approved by the board of directors of a Maryland corporation prior to such person becoming an interested stockholder.

Control Share Acquisitions

Maryland law also provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” may not be voted except to the extent approved by a vote of two-thirds of all the votes entitled to be cast on the matter by stockholders excluding voting shares owned by the acquirer, and officers and directors who are also employees of the corporation. “Control shares” are voting shares which, if aggregated with all other shares owned by a person or in respect of which that person is entitled to exercise or direct the exercise of voting power, would entitle the acquirer to vote: (1) 10% or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more of the outstanding voting shares. Control shares do not include shares the acquiring person is entitled to vote because stockholder approval has previously been obtained. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

Subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If the stockholders approve voting rights for control shares and the acquirer is entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenter’s rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation prior to a control share acquisition.

Certain provisions of our charter and bylaws, including the limitation on ownership of common stock and supermajority voting requirements for the removal of directors or the amendment of the charter and bylaws, as well as the provisions of Maryland law described above, could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer.

Dividend Reinvestment Plan and Employee Stock Purchase Plan

We have adopted and implemented a dividend reinvestment plan to provide registered owners of our common stock with a method of investing dividends and other distributions paid in cash in additional shares of the common stock. We have also adopted an employee stock purchase plan to allow employees to purchase common stock on terms and conditions set forth in such plan. Since such additional common stock will be purchased from us, we will receive additional funds which will be used for general corporate purposes.

DESCRIPTION OF COMMON STOCK WARRANTS

We may issue warrants for the purchase of common stock. Common stock warrants may be issued independently or together with any other securities pursuant to any prospectus supplement and may be attached to or separate from such securities. Each series of common stock warrants will be issued under a separate warrant agreement to be entered into between us and the warrant recipient or, if the recipients are numerous, a warrant agent identified in the applicable prospectus supplement. The warrant agent, if engaged, will act solely as our agent in connection with the common stock warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of common stock warrants. Further terms of the common stock warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of any common stock warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	The title of such common stock warrants;

•	The aggregate number of such common stock warrants;

•	The price or prices at which such common stock warrants will be issued;

•	The designation, number and terms of the shares of common stock purchasable upon exercise of such common stock warrants;

•	The designation and terms of the other securities with which such common stock warrants are issued and the number of such common stock warrants issued with each such offered security;

•	The date, if any, on and after which such common stock warrants and the related common stock will be separately transferable;

•	The price at which each share of common stock purchasable upon exercise of such common stock warrants may be purchased;

•	The date on which the right to exercise such common stock warrants shall commence and the date on which such right shall expire;

•	The minimum or maximum amount of such common stock warrants that may be exercised at any one time;

•	Information with respect to book-entry procedures, if any;

•	A discussion of certain federal income tax considerations; and

•	Any other terms of such common stock warrants, including terms, procedures and limitations relating to the exchange and exercise of such common stock warrants.

You should review the section captioned “DESCRIPTION OF COMMON STOCK” for a general description of the common stock which would be acquired upon the exercise of the common stock warrants.

DESCRIPTION OF PREFERRED STOCK

General

We are authorized to issue 50,000,000 shares of preferred stock. The following description of the preferred stock sets forth certain anticipated general terms and provisions of the preferred stock to which any prospectus supplement may relate. Certain other terms of any series of preferred stock (which terms may be different than those stated below) will be described in the prospectus supplement to which such series relates. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the prospectus supplement, our charter, (including the amendment describing the designations, rights, and preferences of each series of preferred stock) and bylaws.

Subject to limitations prescribed by Maryland law and the charter, our board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors or the duly authorized committee thereof. The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

The prospectus supplement relating to preferred stock will contain the specific terms, including:

•	The title and stated value of such preferred stock;

•	The number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

•	The dividend rate(s), period(s) and or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

•	The date from which dividends on such preferred stock shall accumulate, if applicable;

•	The provision for a sinking fund, if any, for such preferred stock;

•	The provisions for redemption, if applicable, of such preferred stock;

•	Any listing of such preferred stock on any securities exchange;

•	The terms and conditions, if applicable, upon which such preferred stock will be convertible into common stock, including the conversion price (or manner of calculation thereof);

•	A discussion of certain federal income tax considerations applicable to such preferred stock;

•	The relative ranking and preferences of such preferred stock as to dividend rights and rights upon the Company’s liquidation, dissolution or winding up of its affairs;

•	Any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of affairs;

•	Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

•	Any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

Rank

Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	Senior to all classes or series of common stock, and to all equity securities ranking junior to such preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up;

•	On a parity with all equity securities the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up; and

•	Junior to all equity securities the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up.

Dividends

Holders of preferred stock of each series shall be entitled to receive, when, as and if declared by the board of directors, out of our assets legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable prospectus supplement) at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on our stock transfer books on such record dates as shall be fixed by the board of directors.

Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the prospectus supplement. If the board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are non-cumulative, then the holders of such series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

Unless otherwise specified in the applicable prospectus supplement, if any preferred stock of any series is outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred stock of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of such series for any period unless full dividends (which include all unpaid dividends in the case of cumulative dividend preferred stock) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the preferred stock of such series.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of such series, all dividends declared upon shares of preferred stock of such series and any other series of preferred stock ranking on a parity as to dividends with such preferred stock shall be declared pro rata among the holders of such series. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on preferred stock of such series which may be in arrears.

Until required dividends are paid, no dividends (other than in common stock or other capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation) shall be declared or paid, or set aside for payment, and no other distribution shall be declared or made upon the common stock or any other capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation. In addition, no common stock or any other capital stock ranking junior to or on a parity with the preferred stock of such series as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock ranking junior to the preferred stock of such series as to dividends and upon liquidation).

Any dividend payment made on a series of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of preferred stock of such series which remains payable.

Redemption

If so provided in the applicable prospectus supplement, any series of preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of such preferred stock that we shall redeem in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. We may pay the redemption price in cash or other property, as specified in the prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of our issuance of capital stock, the terms of such preferred stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

So long as any dividends on any series of preferred stock ranking on a parity as to dividends and distributions of assets with such series of the preferred stock are in arrears, no shares of any such series of the preferred stock will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and we will not purchase or otherwise acquire any such shares. However, this will not prevent the purchase or acquisition of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series and, unless the full cumulative dividends on all outstanding shares of any cumulative preferred stock of such series and any other stock of the Company’s ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, we shall not purchase or otherwise acquire directly or indirectly any preferred stock of such series (except by conversion into or exchange for stock ranking junior to the preferred stock of such series as to dividends and upon liquidation). However, this will not prevent the purchase or acquisition of such preferred stock to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of such series.

If we are to redeem fewer than all of the outstanding preferred stock of any series, it will determine the number of shares to be redeemed and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us that will not result in the issuance of any excess shares.

We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed. If notice of redemption of any preferred stock has been given and we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such preferred stock, such preferred stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

Liquidation Preference

If there is any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of common stock, or any other class or series of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of preferred stock will be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock and the corresponding amounts payable on all shares of other classes or series of capital stock ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the preferred stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

Voting Rights

Holders of preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

Any series of preferred stock may provide that, so long as any shares of such series remain outstanding, the holders of such series may vote as a separate class on certain specified matters, which may include changes in our capitalization, amendments to our charter and mergers and dispositions.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

The provisions of a series of preferred stock may provide for additional rights, remedies, and privileges if dividends on such series are in arrears for specified periods, which rights and privileges will be described in the applicable prospectus supplement.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into common stock will be set forth in the prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred stock.

Restrictions on Ownership

As discussed above under “DESCRIPTION OF COMMON STOCK—Restrictions on Transfer,” for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Therefore, ownership and transfer of each series of preferred stock will be restricted in the same manner as the common stock.

All certificates representing preferred stock will bear a legend referring to the restrictions described above.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under one or more trust indentures to be executed by us and a specified trustee. The terms of the debt securities will include those stated in the indenture and those made a part of the indenture (before any supplements) by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The indentures will be qualified under the Trust Indenture Act.

The following description sets forth certain anticipated general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement (which terms may be different than those stated below) and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, investors should review both the prospectus supplement relating thereto and the following description.

General

The debt securities will be our direct obligations and may be either senior debt securities or subordinated debt securities. The indebtedness represented by subordinated securities will be subordinated in right of payment to the prior payment in full of our senior debt (as defined in the applicable indenture). Senior securities and subordinated securities will be issued pursuant to separate indentures (respectively, a senior indenture and a subordinated indenture), in each case between us and a trustee.

Except as set forth in the applicable indenture and described in a prospectus supplement relating thereto, the debt securities may be issued without limit as to aggregate principal amount, in one or more series, secured or unsecured, in each case as established from time to time in or pursuant to authority granted by a resolution of our board of directors or as established in the applicable indenture. All debt securities of one series need not be issued at the time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuance of additional debt securities of such series.

The prospectus supplement relating to any series of debt securities being offered will contain the specific terms thereof, including, without limitation:

•	The title of such debt securities and whether such debt securities are senior securities or subordinated securities;

•	The aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

•	The percentage of the principal amount at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such debt securities which is convertible into common stock or preferred stock (if applicable), or the method by which any such portion shall be determined;

•	If convertible, any applicable limitations on the ownership or transferability of the common stock or preferred stock into which such debt securities are convertible;

•	The date or dates, or the method for determining the date or dates, on which the principal of such debt securities will be payable;

•	The rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which such debt securities will bear interest, if any;

•	The date or dates, or the method for determining such date or dates, from which any interest will accrue, the interest payment dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	The place or places where the principal of (and premium, if any) and interest, if any, on such debt securities will be payable, such debt securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon us in respect of such debt securities and the applicable indenture may be served;

•	The period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities may be redeemed, as a whole or in part, at our option, if we have such an option;

•	Our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

•	If other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

•	Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currencies) and the manner in which such amounts shall be determined;

•	Any additions to, modifications of or deletions from the terms of such debt securities with respect to the events of default or covenants set forth in the indenture;

•	Any provisions for collateral security for repayment of such debt securities;

•	Whether such debt securities will be issued in certificated and/or book-entry form;

•	Whether such debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

•	The applicability, if any, of defeasance and covenant defeasance provisions of the applicable indenture;

•	The terms, if any, upon which such debt securities may be convertible into our common stock or preferred stock and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

•	Whether and under what circumstances the Company will pay additional amounts as contemplated in the indenture on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such debt securities in lieu of making such payment;

•	A discussion of certain Federal income tax considerations applicable to such debt securities; and

•	Any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. Special federal income tax, accounting and other considerations applicable to these original issue discount securities will be described in the applicable prospectus supplement.

The applicable indenture may contain provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control.

Restrictions on ownership and transfer of our common stock and preferred stock are designed to preserve the Company’s status as a REIT and, therefore, may act to prevent or hinder a change of control. See “DESCRIPTION OF PREFERRED STOCK—Restrictions on Ownership.” Investors should review the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Merger, Consolidation or Sale

The applicable indenture will provide that we may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation, provided that, in addition to certain other conditions and limitations:

•	Either we shall be the continuing corporation, or the successor corporation (if other than us) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any), and interest on, all of the applicable debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the applicable indenture;

•	Immediately after giving effect to such transaction and treating any indebtedness which becomes our obligation or an obligation of one of our subsidiaries as a result thereof as having been incurred by us or such subsidiary at the time of such transaction, no event of default under the applicable indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	An officer’s certificate and legal opinion covering such conditions shall be delivered to the trustee.

Covenants

The applicable indenture will contain covenants requiring us to take certain actions and prohibiting it from taking certain actions. The covenants with respect to any series of debt securities will be described in the prospectus supplement relating thereto.

Events of Default, Notice and Waiver

Each indenture will describe specific “events of default” with respect to any series of debt securities issued thereunder. Such “events of default” are likely to include (in certain circumstances, with grace and cure periods):

•	Default in the payment of any installment of interest on any debt security of such series;

•	Default in the payment of principal of (or premium, if any, on) any debt security of such series at its maturity;

•	Default in making any required sinking fund payment for any debt security of such series;

•	Default in the performance or breach of any other covenant or warranty of the Company contained in the applicable indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for a specified period of days after written notice as provided in the applicable indenture;

•	Default in the payment of specified amounts of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; and

•	Certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any of its significant subsidiaries or their property.

If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amounts may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under any indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may rescind and annul such declaration and its consequences if:

•	We shall have deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•	All events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be) have been cured or waived as provided in such indenture.

Each indenture also will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default:

•	In the payment of the principal of (or premium, if any) or interest on any debt security of such series; or

•	In respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby.

Each trustee will be required to give notice to the holders of debt securities within 90 days of an event of default under the applicable indenture unless such event of default shall have been cured or waived; provided, however, that such trustee may withhold notice to the holders of any series of debt securities of any event of default with respect to such series (except an event of default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of such trustee consider such withholding to be in the interest of such holders.

Each indenture will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy thereunder, except in the case of failure of the applicable trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof.

Subject to provisions in each indenture relating to its duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under such indenture, unless such holders shall have offered to the trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve such trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein.

Within 120 days after the close of each fiscal year we will be required to deliver to each trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indenture

It is anticipated that modifications and amendments of an indenture may be made by us and the trustee, with the consent of the holders of not less than a majority in principal amount of each series of the outstanding debt securities issued under the indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without the consent of each holder of such debt securities affected thereby:

•	Change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on any such debt security;

•	Reduce the principal amount of (or premium, if any) or the interest, if any, on any such debt security or the principal amount due upon acceleration of an original issue discount security;

•	Change the place or currency of payment of principal of (or premium, if any) or interest, if any, on any such debt security;

•	Impair the right to institute suit for the enforcement of any such payment on or with respect to any such debt security;

•	Reduce the above-stated percentage of holders of debt securities necessary to modify or amend the indenture; or

•	Modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive compliance with certain provisions of the indenture or for waiver of certain defaults.

A record date may be set for any act of the holders with respect to consenting to any amendment.

The holders of not less than a majority in principal amount of outstanding debt securities of each series affected thereby will have the right to waive our compliance with certain covenants in such indenture.

Each indenture will contain provisions for convening meetings of the holders of debt securities of a series to take permitted action.

Redemption of Securities

The applicable indenture will provide that the debt securities may be redeemed at any time at our option, in whole or in part, for certain reasons intended to protect our status as a REIT. Debt securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement.

From and after notice has been given as provided in the applicable indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on such redemption date, such debt securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Conversion of Securities

The terms and conditions, if any, upon which any debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include:

•	Whether such debt securities are convertible into common stock or preferred stock;

•	The conversion price (or manner of calculation thereof);

•	The conversion period;

•	Provisions as to whether conversion will be at the option of the holders or the Company;

•	The events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities; and

•	Any restrictions on conversion, including restrictions directed at maintaining the Company’s REIT status.

Subordination

Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior securities. No payment of principal or interest will be permitted to be made on subordinated securities at any time if a default in senior securities exists that permits the holders of such senior securities to accelerate their maturity and the default is the subject of judicial proceedings or we receive notice of the default. After all senior securities are paid in full and until the subordinated securities are paid in full, holders of subordinated securities will be subrogated to the right of holders of senior securities to the extent that distributions otherwise payable to holders of subordinated securities have been applied to the payment of senior securities. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of subordinated securities. If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated herein by reference will contain the approximate amount of senior securities outstanding as of the end of the Company’s most recent fiscal quarter.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations relating to the Company’s taxation as a REIT, and the ownership and disposition of our common stock that may be relevant to certain stockholders. However, the actual tax consequences of holding stock in the Company may vary in light of a stockholder’s particular facts and circumstances and this summary does not discuss all of the tax aspects that may be relevant to such a stockholder. In addition, the following discussion does not address issues under any foreign, state or local tax laws.

Certain stockholders, such as tax-exempt entities, insurance companies, financial institutions, broker-dealers, persons holding the Company’s shares through partnerships, S corporations or other pass-through entities, foreign corporations and persons who are not citizens or residents of the United States are generally subject to special rules that are not addressed in this discussion. In addition, this discussion does not address particular types of stockholders that are subject to special treatment under the federal income tax laws, such as holders whose shares of Company stock are acquired through the exercise of stock options or otherwise as compensation, holders whose shares of Company stock are acquired pursuant to the Company’s dividend reinvestment plan, and holders who intend to sell their shares of Company stock pursuant to a share repurchase plan. Unless otherwise noted, this discussion only addresses stockholders that hold shares of the Company’s common stock as “capital assets” within the meaning of Section 1221 of the Code.

Each prospective stockholder is urged to consult with his or her own tax advisor with respect to the specific tax consequences regarding the purchase, ownership and sale of our common stock and the Company’s election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and REIT election and of potential changes in applicable tax laws.

Opinion of Counsel

Waller Lansden Dortch & Davis, LLP (“Waller”), as special tax counsel to the Company, is of the opinion that, commencing with our taxable year ended December 31, 1993 and through the taxable year ended December 31, 2016, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current organization and method of operation have enabled the Company, and our proposed method of operation will continue to enable the Company, to meet the requirements for qualification and taxation as a REIT under the Code for our taxable year ending December 31, 2017 and subsequent taxable years.

Waller’s opinion is based upon various assumptions and is conditioned upon those assumptions and certain representations made by the Company as to factual matters, including representations regarding the nature of our assets and the future conduct of our business. In addition, the Company’s qualification for taxation as a REIT depends on its ability to meet the various qualification tests imposed under the Code as described below. Accordingly, we cannot guarantee that the actual results of our operations for any one taxable year will satisfy such requirements.

The statements in this discussion and in the opinion of Waller are based on relevant current provisions of the Code, Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such ruling, and all as in effect as of the date of this prospectus. The Code, rules, Treasury regulations, and administrative and judicial interpretations are all subject to change at any time (possibly on a retroactive basis), which changes may cause any statement contained in this discussion to become inaccurate. There can be no assurance that any changes will not modify the conclusions expressed in Waller’s opinion. In addition, an opinion of legal counsel is not binding on the IRS, and we cannot assure you that the IRS will not successfully challenge our status as a REIT.

Taxation of the Company

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code. We believe that the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code beginning with our taxable year ended December 31, 1993, and that our intended manner of operation will enable us to continue to meet the requirements for qualification as a REIT for U.S. federal income tax purposes.

If we qualify as a REIT, we generally will not be subject to federal income and excise taxes on that portion of our ordinary income or capital gain that is currently distributed to stockholders.

However, the Company will be subject to federal income tax as follows:

•	The Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Under certain circumstances, we may be subject to the “alternative minimum tax.”

•	If the Company has (i) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or (ii) other non-qualifying income from foreclosure property, we will be subject to tax on such income at the highest regular corporate rate.

•	Any net income that we have from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business) will be subject to a 100% tax.

•	If we should fail to satisfy either the 75% or 95% gross income test (as described below under “Income Tests”), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (i) the greater of the amount by which we fail the 75% or 95% gross income test multiplied, in either case, by (ii) a fraction, the numerator of which is the REIT taxable income for the taxable year (determined with certain adjustments) and the denominator of which is the gross income for the taxable year (with certain adjustments).

•	If we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, then we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

•	In the event of a more than de minimis failure of any of the asset tests (as described below under “Asset Tests”), as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and the Company disposes of the assets or otherwise complies with the asset tests within six months after the last day of the quarter in which we identify such failure, the Company will pay a tax equal to the greater of $50,000 or the highest corporate income tax rate multiplied by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	In the event that we fail to satisfy one or more requirements for REIT qualification, other than the Income Tests and the Asset Tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	If we acquire any asset from a C corporation in a carryover-basis transaction and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then all or a portion of the gain may be subject to federal income tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS.

•	A 100% excise tax may be imposed on transactions between a TRS (as defined below) and the Company or our tenants, including services, that are not conducted on an arm’s length basis.

•	To the extent that we have net income from a taxable REIT subsidiary (“TRS”), the TRS will be subject to federal corporate income tax in much the same manner as other non-REIT Subchapter C corporations, with the exceptions that the deductions for interest expense on debt and rental payments made by the TRS to us will be limited and a 100% excise tax may be imposed on transactions between the TRS and the Company or our tenants, including services, that are not conducted on an arm’s length basis. A TRS is a corporation in which a REIT owns stock, directly or indirectly, and for which both the REIT and the corporation have made TRS elections.

Requirements for Qualification as a REIT

In order for us to continue to qualify as a REIT, we must meet and continue to meet the requirements described below relating to our organization, sources of income, nature of assets and distributions of income to our stockholders.

In General

The REIT provisions of the Code apply to a domestic corporation, trust, or association that properly elects to be taxed as a REIT and that also:

1.	is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

3.	would be taxable, but for Sections 856 through 860 of the Code, as a domestic corporation;

4.	is neither a financial institution nor an insurance company subject to certain provisions of the Code;

5.	uses a calendar year for U.S. federal income tax purposes and complies with applicable recordkeeping requirements; and

6.	meets the additional requirements described below.

Ownership Tests

In order for us to qualify as a REIT, commencing with our second taxable year (i) the beneficial ownership of our stock must be held by 100 or more persons during at least 335 days of a 12-month taxable year (or during a proportionate part of a taxable year of less than 12 months) for each of our taxable years and (ii) during the last half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by or for five or fewer individuals (the “Five or Fewer Test”). Stock ownership for purposes of the Five or Fewer Test is determined by applying the constructive ownership provisions of Section 544(a) of the Code, subject to certain modifications. The term “individual” for purposes of the Five or Fewer Test includes a private foundation, a trust providing for the payment of supplemental unemployment compensation benefits, and a portion of a trust permanently set aside or to be used exclusively for charitable purposes. A “qualified trust” described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code generally is not treated as an individual; rather, stock held by it is treated as owned proportionately by its beneficiaries.

We believe that we have satisfied and will continue to satisfy the above ownership requirements. In addition, our Articles of Incorporation restricts ownership and transfers of our stock that would violate these requirements, although these restrictions may not be effective in all circumstances to prevent a violation. We will be deemed to have satisfied the Five or Fewer Test for a particular taxable year if we have complied with all requirements for ascertaining the ownership of our outstanding stock in the taxable year and have no reason to know that we have violated the Five or Fewer Test.

Taxable REIT Subsidiaries

A taxable REIT subsidiary (“TRS”) is a corporation in which a REIT owns stock, directly or indirectly, and for which both the REIT and the corporation have made TRS elections. To the extent that we have net income from a TRS, the TRS will be subject to federal corporate income tax in much the same manner as other non-REIT Subchapter C corporations, with the exceptions that the deductions for interest expense on debt and rental payments made by the TRS to us will be limited. A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset tests described below. No more than 25% (20% for taxable years beginning on or after January 1, 2018) of the gross value of a REIT’s assets may be comprised of securities of one or more TRS (see “Asset Tests” below). We do not currently own an interest in a TRS; however, we may own a TRS in the future.

Income Tests

In order to maintain qualification as a REIT, two gross income requirements must be satisfied annually.

•	First, at least 75% of our gross income (excluding gross income from certain sales of property held as inventory or primarily for sale in the ordinary course of business, cancellation of indebtedness income, income from certain hedging transactions and certain foreign currency gains) must be derived from “rents from real property”; “interest on obligations secured by mortgages on real property or on interests in real property”; gain (excluding gross income from certain sales of property held as inventory or primarily for sale in the ordinary course of business) from the sale or other disposition of, and certain other gross income related to, real property (including interests in real property and in mortgages on real property); and income received or accrued within one year of our receipt of, and attributable to the temporary investment of, “new capital” (any amount received in exchange for stock other than through a dividend reinvestment plan or in a public offering of debt obligations having maturities of at least five years).

•	Second, at least 95% of our gross income (excluding gross income from certain sales of property held as inventory or primarily for sale in the ordinary course of business, cancellation of indebtedness income, income from certain hedging transactions and certain foreign currency gains) must be derived from: dividends; interest; “rents from real property”; gain (excluding gross income from certain sales of property held as inventory or primarily for sale in the ordinary course of business) from the sale or other disposition of, and certain other gross income related to, real property (including interests in real property and in mortgages on real property); and gain from the sale or other disposition of stock and securities.

For an amount received or accrued to qualify for purposes of an applicable gross income test as “rents from real property” or “interest on obligations secured by mortgages on real property or on interests in real property,” the determination of such amount must not depend in whole or in part on the income or profits derived by any person from such property (except that such amount may be based on a fixed percentage or percentages of receipts or sales). In addition, for an amount received or accrued to qualify as “rents from real property,” such amount may not be received or accrued directly or indirectly from a person in which we own directly or indirectly 10% or more of, in the case of a corporation, the total voting power of all voting stock or the total value of all stock, and, in the case of an unincorporated entity, the assets or net profits of such entity (except for certain amounts received or accrued from a TRS in connection with property substantially rented to persons other than a TRS of the Company and other than 10%-or-more owned persons or with respect to certain healthcare facilities, if certain conditions are met).

In addition, we must not manage our properties or furnish or render services to the tenants of our properties, except through an independent contractor from whom we derive no income or through a TRS unless (i) we are performing services that are usually or customarily furnished or rendered in connection with the rental of space for occupancy only and the services are of the sort that a tax-exempt organization could perform without being considered in receipt of unrelated business taxable income or (ii) the income earned by us for other services furnished or rendered by us to tenants of a property or for the management or operation of the property does not exceed 1% of the income from such property.

If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Generally, this 15% test is applied separately to each lease. The portion of rental income treated as attributable to personal property is determined according to the ratio of the fair market value of the personal property to the total fair market value of the property that is rented. The determination of what fixtures and other property constitute personal property for federal tax purposes is difficult and imprecise.

We lease and intend to lease property only under circumstances such that substantially all, if not all, rents from such property qualify as “rents from real property.”

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% and 75% gross income tests. A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated or entered into. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

If we were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions would generally be available if (i) our failure to meet such test or tests was due to reasonable cause and not to willful neglect and (ii) following our identification of our failure to meet these tests, we file with the IRS a description of each item of income that fails to meet these tests in a schedule in accordance with Treasury regulations. It is not possible, however, to know whether we would be entitled to the benefit of these relief provisions since the application of the relief provisions is dependent on future facts and circumstances. If these relief provisions were to apply, we would be subjected to tax equal to a percentage tax calculated by the ratio of REIT taxable income to gross income with certain adjustments multiplied by the gross income attributable to the greater of the amount by which we failed either of the 75% or the 95% gross income tests.

Asset Tests

At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets.

•	At least 75% of the value of our total assets must consist of real estate assets (including interests in real property and interests in mortgages on real property, debt instruments issued by publicly offered REITs, and our allocable share of real estate assets held by joint ventures or partnerships in which we participate), cash, cash items and government securities.

•	Not more than 25% of our total assets may be represented by securities other than those includable in the 75% asset class.

•	For tax years beginning before January 1, 2018, not more than 25% of our total assets may be represented by securities of one or more TRS. For tax years beginning on or after January 1, 2018, not more than 20% of our total assets may be represented by securities of one or more TRS.

•	Not more than 25% of the value of our total assets may be invested in debt instruments issued by publicly offered REITs that do not otherwise qualify as real estate assets under the 75% asset test.

•	Of the investments included in the 25% asset class, except with respect to a TRS, (i) the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets and (ii) we may not own more than 10% of any one issuer’s outstanding securities by vote or value.

For purposes of these asset tests, securities issued by affiliated qualified REIT subsidiaries (“QRS”), which are corporations wholly owned by the Company, either directly or indirectly, that are not TRS, are not subject to the 25% of total assets limit, the 5% of total assets limit or the 10% of a single issuer’s securities limit. Rather the existence of QRS is ignored, and the assets, income, gain, loss and other attributes of the QRS are treated as being owned or generated by us, for federal income tax purposes. Additionally, “straight debt” securities and certain other exceptions are not “securities” for purposes of the 10% of a single issuer’s value test. For purposes of the 75% asset test, personal property will be treated as a real estate asset to the extent that rents attributable to such personal property are treated as rents from real property under the REIT gross income tests.

If we meet the asset tests described above at the close of any quarter, we will not lose our status as a REIT because of a change in value of our assets unless the discrepancy exists immediately after the acquisition of any security or other property that is wholly or partly the result of an acquisition during such quarter. Where a failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of such quarter. We maintain adequate records of the value of our assets to maintain compliance with the asset tests and intend, if necessary, to take such action as may be required to cure any failure to satisfy the test within 30 days after the close of any quarter. Nevertheless, if we were unable to cure within the 30-day cure period, we may cure a violation of the 5% asset test or the 10% asset test so long as the value of the assets causing such violation does not exceed the lesser of 1% of the value of our total assets at the end of the relevant quarter or $10 million and we dispose of the asset causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which the failure to satisfy the asset test is discovered. For violations due to reasonable cause and not due to willful neglect that are larger than this amount, we are permitted to avoid disqualification as a REIT after the 30-day cure period by (i) disposing of an amount of assets sufficient to meet the asset tests, (ii) paying a tax equal to the greater of $50,000 or the highest corporate tax rate times the taxable income generated by the non-qualifying asset and (iii) disclosing certain information to the IRS.

Distribution Requirement

In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount equal to or greater than the excess of (a) the sum of (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax on such income), if any, from foreclosure property, over (b) the sum of certain non-cash income (including, but not limited to, certain imputed rental income, income from transactions inadvertently failing to qualify as like-kind exchanges and income by reason of cancellation of indebtedness). These requirements may be waived by the IRS if we establish that we failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax described below.

To the extent that we do not distribute all of our net long-term capital gain and all of our “REIT taxable income,” we will be subject to tax thereon. In addition, we will be subject to a 4% excise tax to the extent we fail within a calendar year to make “required distributions” to our stockholders of 85% of our ordinary income and 95% of our capital gain net income plus the excess, if any, of the “grossed up required distribution” for the preceding calendar year over the amount treated as distributed for such preceding calendar year. For this purpose, the term “grossed up required distribution” for any calendar year is the sum of the taxable income of the Company for the taxable year (without regard to the deduction for dividends paid) and all amounts from earlier years that are not treated as having been distributed under the provision. Dividends declared in the last quarter of the year and paid during the following January will be treated as having been paid and received on December 31 of such earlier year. We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we might in certain circumstances remain liable for the 4% excise tax described above.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify as a REIT

If we were to fail to qualify for federal income tax purposes as a REIT in any taxable year, and the relief provisions were found not to apply, we would be subject to tax on our taxable income at regular corporate rates (plus any applicable alternative minimum tax). Distributions to stockholders in any year in which we failed to qualify would not be deductible by us nor would they be required to be made. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the following four taxable years. It is not possible to state whether in all circumstances we would be entitled to statutory relief from such disqualification. Failure to qualify for even one year could result in us incurring substantial indebtedness (to the extent borrowings were feasible) or liquidating substantial investments in order to pay the resulting taxes.

Recordkeeping Requirements

To avoid monetary penalty, we must request on an annual basis information from certain stockholders designed to disclose the actual ownership of our outstanding stock.

Taxation of Taxable U.S. Stockholders

A “U.S. Stockholder” is a holder of shares of stock who, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation or other entity classified as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, within the meaning of the Code, has the authority to control all of the trust’s substantial decisions.

If a partnership holds stock in the Company, the tax treatment of a partner will depend on the status of the partner and the activities of the partnership. Partners in partnerships holding Company stock should consult their tax advisors.

Distributions

So long as we qualify for taxation as a REIT, distributions on shares of our stock made to U.S. Stockholders out of the current or accumulated earnings and profits allocable to these distributions (and not designated as capital gain dividends) will be includable as ordinary income for federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for corporate U.S. Stockholders. Additionally, our ordinary dividends will generally not qualify as qualified dividend income, which, for individuals, trusts and estates, is taxed as net capital gain.

Any distribution declared by the Company in October, November or December of any year on a specified date in any such month shall be treated as both paid by the Company and received by our stockholders on December 31 of that year, provided that the distribution is actually paid by us no later than January 31 of the following year.

Distributions made by us in excess of accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a U.S. Stockholder’s basis and will reduce the basis of the U.S. Stockholder’s shares. Any distributions by us in excess of accumulated earnings and profits and in excess of a U.S. Stockholder’s basis in the U.S. Stockholder’s shares will be treated as gain from the sale of our shares (see “Taxation of Taxable U.S. Stockholders-Disposition of Stock of the Company” below).

Capital Gains Dividends

Distributions to U.S. Stockholders that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year), without regard to the period for which a U.S. Stockholder held our shares. However, a corporate U.S. Stockholder, may be required to treat a portion of some capital gain dividends as ordinary income.

If we elect to retain and pay income tax on any net long-term capital gain, each of our U.S. Stockholders would include in income, as long-term capital gain, its proportionate share of this net long-term capital gain. Each of our U.S. Stockholders would also receive a refundable tax credit for its proportionate share of the tax paid by us on such retained capital gains and would have an increase in the basis of its shares of our stock in an amount equal to its includable capital gains less its share of the tax deemed paid. The aggregate amount of dividends designated by the Company as capital gains dividends with respect to distributions in a year is limited to the actual dividends paid with respect to such year.

Disposition of Stock of the Company

Upon any taxable sale or other disposition of any shares of our stock, a U.S. Stockholder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. Stockholder’s adjusted tax basis in these shares of our stock. This gain will be capital gain if the U.S. Stockholder held these shares of our stock as a capital asset.

3.8% Tax on Net Investment Income

Certain U.S. Stockholders of our common stock who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% tax on certain “net investment income,” including dividends on our common stock and capital gains from the sale or other disposition of our common stock.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities are generally exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). Distributions made by the Company to a U.S. stockholder that is a tax-exempt entity (such as an individual retirement account (“IRA”) or a 401(k) plan) generally should not constitute UBTI, unless such tax-exempt U.S. stockholder has financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Code, or the shares are otherwise used in an unrelated trade or business conducted by such U.S. stockholder.

However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in the Company will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. Such tax-exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Special rules apply to certain tax-exempt pension funds (including 401(k) plans but excluding IRAs or government pension plans) that own more than 10% (measured by value) of a “pension-held REIT.” Such a pension fund may be required to treat a certain percentage of all dividends received from the REIT during the year as UBTI. The percentage is equal to the ratio of the REIT’s gross income (less direct expenses related thereto) derived from the conduct of unrelated trades or businesses determined as if the REIT were a tax-exempt pension fund (including income from activities financed with “acquisition indebtedness”), to the REIT’s gross income (less direct expenses related thereto) from all sources. The special rules will not require a pension fund to recharacterize a portion of its dividends as UBTI unless the percentage computed is at least 5%.

A REIT will be treated as a “pension-held REIT” if the REIT is predominantly held by tax-exempt pension funds and if the REIT would otherwise fail to satisfy the Five or Fewer Test discussed above. A REIT is predominantly held by tax-exempt pension funds if at least one tax-exempt pension fund holds more than 25% (measured by value) of the REIT’s stock or beneficial interests, or if one or more tax-exempt pension funds (each of which owns more than 10% (measured by value) of the REIT’s stock or beneficial interests) own in the aggregate more than 50% (measured by value) of the REIT’s stock or beneficial interests. The Company believes that it will not be treated as a pension-held REIT. However, because the shares of the Company will be publicly traded, no assurance can be given that the Company is not or will not become a pension-held REIT.

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (“Non-U.S. Stockholders”) are complex, and the following discussion is intended only as a summary of such rules. Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state, and local income tax laws on an investment in stock of the Company, including any reporting requirements.

Distributions Not Attributable to Gain from the Sale or Exchange of a “United States Real Property Interest”

Distributions made by the Company to Non-U.S. Stockholders that are not attributable to gain from the sale or exchange by the Company of United States real property interests (“USRPI”) and that are not designated by the Company as capital gain dividends will be treated as ordinary income dividends to Non-U.S. Stockholders to the extent made out of current or accumulated earnings and profits of the Company. Generally, such ordinary income dividends will be subject to U.S. withholding tax at the rate of 30% on the gross amount of the dividend paid unless reduced or eliminated by an applicable U.S. income tax treaty. The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Stockholder unless a lower treaty rate applies and the Non-U.S. Stockholder has filed an IRS Form W-8BEN with the Company, certifying the Non-U.S. Stockholder’s entitlement to treaty benefits.

Distributions made by the Company to Non-U.S. Stockholders in excess of its current and accumulated earnings and profits to a Non-U.S. Stockholder who holds 10% or less of the stock of the Company (after application of certain ownership rules) will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of the Company’s current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to a dividend distribution. However, the Non-U.S. Stockholder may seek a refund from the IRS of any amount withheld if it is subsequently determined that such distribution was, in fact, in excess of the Company’s then current and accumulated earnings and profits by filing a U.S. federal income tax return.

Distributions Attributable to Gain from the Sale or Exchange of a “United States Real Property Interest”

So long as the Company’s stock continues to be regularly traded on an established securities market, such as the NYSE, located in the United States, distributions to a Non-U.S. Stockholder holding 10% or less at all times during the one-year period ending on the date of the distribution will not be treated as attributable to gain from the sale or exchange of a USRPI. See, Taxation of Non-U.S. Stockholders-Distributions Not Attributable to Gain from the Sale or Exchange of a United States Real Property Interest.

Distributions made by the Company to Non-U.S. Stockholders that are attributable to gain from the sale or exchange by the Company of any USRPI will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) provisions. Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if the distributions were gains “effectively connected” with a U.S. trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a corporate Non-U.S. Stockholder that is not entitled to a treaty exemption. The Company is required to withhold 35% of any distribution that is attributable to gain from the sale or exchange by the Company of any USRPI, whether or not designated by the Company as a capital gains dividend. Such amount is creditable against the Non-U.S. Stockholder’s FIRPTA tax liability.

Distributions made by the Company to a Non-U.S. Stockholder that is a “qualified foreign pension fund” or that is an entity wholly-owned by a qualified foreign pension fund will not be subject to the FIRPTA provisions. A qualified foreign pension fund is a trust, corporation or other organization or arrangement created under a foreign jurisdiction, established to provide retirement or pension benefits to employees, subject to certain regulatory oversight and tax benefits and of which, no single participant or beneficiary has more than a 5% right to its assets or income.

Sale or Disposition of Stock of the Company

Generally, gain recognized by a Non-U.S. Stockholder upon the sale or exchange of stock of the Company will not be subject to U.S. taxation unless such stock constitutes a USRPI within the meaning of the FIRPTA. If a Non-U.S. Stockholder is a qualified foreign pension fund or an entity wholly-owned by a qualified foreign pension fund, it will not be subject to the FIRPTA provisions. See, Distributions Attributable to Gain from the Sale or Exchange of a “United States Real Property Interest.

The stock of the Company will not constitute a USRPI so long as the Company is a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period less than 50% in value of its stock or beneficial interests are held directly or indirectly by Non-U.S. Stockholders. Since the Company is publicly traded on an established securities market, we may assume that a less than 5% stockholder is a U.S. Stockholder for purposes of this test unless we have actual knowledge that such stockholder is a Non-U.S. Stockholder. The Company believes that it will be a “domestically controlled REIT,” and therefore that the sale of stock of the Company will generally not be subject to taxation under FIRPTA. However, because the stock of the Company is publicly traded, no assurance can be given that the Company is or will continue to be a “domestically controlled REIT.”

If the Company does not constitute a “domestically controlled REIT,” gain arising from the sale or exchange by a Non-U.S. Stockholder of stock of the Company would be subject to United States taxation under FIRPTA as a sale of a USRPI unless (i) the stock of the Company is regularly traded on an established securities market, such as the NYSE, located in the United States and (ii) the selling Non-U.S. Stockholder’s interest (after application of certain constructive ownership rules) in the Company is 10% or less at all times during the five years preceding the sale or exchange. If gain on the sale or exchange of the stock of the Company were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular U.S. income tax with respect to such gain in the same manner as a U.S. stockholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the stock of the Company (including the Company) would be required to withhold and remit to the IRS 15% of the purchase price. Additionally, in such case, distributions on the stock of the Company to the extent they represent a return of capital or capital gain from the sale of the stock of the Company, rather than dividends, would be subject to a 15% withholding tax.

Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Stockholder in two cases:

•	if the Non-U.S. Stockholder’s investment in the stock of the Company is effectively connected with a U.S. trade or business conducted by such Non-U.S. Stockholder, the Non-U.S. Stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain; or

•	if the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to the same treatment as a U.S. Stockholder with respect to such gain.

Foreign Account Tax Compliance Act

The Company will be required to withhold at a rate of 30% on dividends, and commencing January 1, 2019, on gross proceeds from the sale of the Company’s common stock, in both cases with respect to the Company’s common stock held by or through certain foreign financial institutions (including investment funds), unless such financial institution enters into a compliance agreement with the IRS, whereby it will agree to report, on an annual basis, certain information with respect to shares in the financial institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Likewise, dividends and gross proceeds from the sale of the Company’s common stock held by a non-financial non-U.S. entity will be subject to 30% withholding (as of the same dates described above with respect to financial institutions) unless such non-financial non-U.S. entity (1) certifies to the Company either that (A) the non-financial non-U.S. entity does not have a “substantial United States owner” or (B) provides the Company with the name, address and U.S. taxpayer identification number (“TIN”) of each substantial U.S. owner and (2) the Company does not know or have reason to know that the certification or information provided regarding substantial U.S. owners is incorrect. If a non-financial non-U.S. entity provides the Company with the name, address, and TIN of a substantial United States owner, the Company will provide such information to the IRS. The Company will not pay any additional amounts to any stockholders in respect of any amounts withheld.

Information Reporting Requirements and Backup Withholding Tax

The Company will report to its U.S. Stockholders and to the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding, currently at a rate of 28%, on dividends paid unless such U.S. Stockholder:

•	is a corporation or falls within certain other exempt categories and, when required, can demonstrate this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

A U.S. Stockholder who does not provide the Company with the stockholder’s correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. stockholder’s federal income tax liability. In addition, the Company may be required to withhold a portion of any capital gain distributions made to U.S. stockholders who fail to certify their non-foreign status to the Company.

Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders, and Non-U.S. Stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

State and Local Taxes

The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the stock of the Company.

REIT Tax Proposals

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to the Company and its stockholders may be enacted. Changes to the U.S. federal tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in the Company’s stock.

PLAN OF DISTRIBUTION

We may sell securities through underwriters for public offer and sale by them, and also may sell securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell securities upon terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters or agents in connection with an offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements to be entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act or to contributions with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall not be less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to approval. Delayed delivery contracts will not be subject to any conditions except (i) the purchase by an institution of the securities covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by delayed delivery contracts.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

During such time as we may be engaged in a distribution of the securities covered by this prospectus the Company is required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes us, any affiliated purchasers, and any broker-dealer or other person who participates in such distributing from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

Any underwriters or agents in connection with an offering of the securities and their respective affiliates may be full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non- financial activities and services. Certain of the underwriters or agents and their respective affiliates may have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters or agents and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters or agents and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the securities being offered hereby and certain matters of United States federal income tax law will be passed upon for us by Waller Lansden Dortch & Davis, LLP. Any underwriters will be advised about other issues relating to any transaction by their own legal counsel.

EXPERTS

The financial statements and schedules as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus summarizes material provisions of contracts and other documents referred to by us. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. You should rely only on the information contained and incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or inconsistent information from that contained in this prospectus and the applicable prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus and the applicable prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document the Company files at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549 and at regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov. In addition, our stock is listed for trading on the NYSE. You can inspect our reports, proxy statements and other information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We make available free of charge through our website, which you can find at www.healthcarerealty.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information on our website shall not be deemed to be a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically modify and supersede the information included in or incorporated by reference into this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information.

The following documents are incorporated by reference (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act, in accordance with the Securities Exchange Act, and applicable SEC rules):

(1) our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 15, 2017;

(2) our Proxy Statement for the 2016 Annual Meeting of Stockholders, filed with the SEC on March 28, 2016;

(3) any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the termination of the offerings under this prospectus; and

(4) the description of our common stock contained in our Registration Statement on Form 8-A, dated April 8, 1993, and any other amendment or report filed for the purpose of updating such description.

You may request a copy of any of these filings, at no cost, by writing to or telephoning the Company at the following address or telephone number:

Healthcare Realty Trust Incorporated

3310 West End Avenue, Suite 700

Nashville, Tennessee 37203

Attention: Communications

(615) 269-8175

Communications@healthcarerealty.com